Exhibit 10.27

Consulting Agreement

THIS AGREEMENT is entered into as of this 1st day of July, 2010 by and between Urigen Pharmaceuticals, Inc.. 1700 North Broadway, Suite 330, Walnut Creek, CA 94596, USA (“URGP”), and BioEnsemble, Ltd., (“BEL”).

RECITALS

WHEREAS, BEL has experience in Business Development, Strategy and Licensing in the therapeutic area of Urology.

WHEREAS, URGP is developing Urological Products (hereinafter referred to as the Invention), and desires to retain the services provided by BEL as described herein and under Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto agree as follows:

Section I: Services

1.       Services

BEL shall perform the services described herein in Exhibit A.

2.       Best Efforts

BEL shall perform the services called for under this Agreement to the best of its abilities and in a professional manner in accordance with URGP’s reasonable instructions. The manner and means by which BEL chooses to complete the Services are in BEL’s sole discretion and control.  BEL will perform the Services at a location, place and time which BEL deems appropriate.  By accepting this Agreement, BEL represents that it has no obligations or commitments that are inconsistent with this Agreement.

3.       Transfer of Responsibilities

None of URGP’s responsibilities is being transferred to BEL under this Consulting Agreement. In particular, URGP retains all product liabilities, and none of the research-related responsibilities of URGP as “Sponsor”, as defined in Title 21 of the Code of Federal Regulations, is transferred to BEL under this Consulting Agreement.

Section II: Term and Termination

1.       Term

This Agreement will remain in effect from the date listed above (the “Effective Date”), and will remain in effect until terminated or amended. Schedules A and B can be amended from time to time simply by correspondence as outlined in Section VII(6).

2.       Termination

This Agreement may be terminated by either party for any reason upon thirty (30) day written notice by the terminating party to the other party.  In the event of a termination, the “Date of Termination” shall be deemed to be the first business day occurring after the expiration of the notice period.  This Agreement may be also terminated by mutual consent of the parties and in accordance with the terms and conditions of any plan of termination established by the parties.  In the event of a termination by mutual consent, the “Date of Termination” shall be such date as is agreed upon by the parties.

Section III: Payment

1.       Address for Payments

        BioEnsemble, Ltd.

2.       Payment

For performing services under this Agreement, BEL will be entitled to compensation commensurate with the services provided (the “Fees”), according to the terms defined in Exhibit B, and reimbursement for reasonable expenses from URGP.

URGP shall reimburse BEL for reasonable out-of-pocket expenses incurred in the performance of services under this Agreement, which are approved either verbally or in writing by URGP in advance of being incurred and for which URGP receives an appropriate invoice.

BEL shall send URGP monthly reports of Fees (the “Invoices”) and reimbursable out-of-pocket expenses incurred by BEL in connection with performing his services (the “Expense Reports”).  Upon receipt of each Invoice, URGP shall pay BEL the Fees generated by BEL hereunder. Upon receipt of each Expense Report, URGP shall reimburse BEL the amounts set forth as out-of-pocket expenses incurred by BEL hereunder.  Expense Reports will be submitted on BEL’s forms unless otherwise agreed with URGP.

Payments in respect of all approved Fees and expenses shall be made within thirty (30) days after receipt by URGP of the Invoices and/or Expense Reports.

3.	Termination: Amounts Payable

URGP shall, within thirty (30) days of the date of termination, pay BEL for all Fees and reimburse BEL for all expenses incurred up to the date of termination. Success Fees, as outlined in Schedule B, are payable up to 3 years after the termination date. In the event of termination for default or breach by BEL, URGP will consider BEL to have earned Fees for services rendered through the month prior to the Date of Termination, to be paid according to Payment section III(2), except for Success Fees, as outlined in Schedule B, which are payable up to 1 year after the termination.  In the event of termination for breach by URGP, URGP will consider BEL to have earned fees for Services rendered through the Date of Termination, to be paid according to Payment section III(2), except for Success Fees, as outlined in Schedule B, which are payable up to 3 years after the termination.

Section IV: Confidentiality

Confidentiality is covered under the separate Non Disclosure Agreement dated July 1, 2009 between the parties.

Section V: Ownership and Publication of Data

BEL agrees that all data, inventions and discoveries generated as a result of the performance of the services called for under this Agreement and directly related to services rendered shall be the sole and exclusive property of URGP.

Section VI: Force Majeure

Neither party shall be liable for any delay or failure to perform its obligations hereunder to the extent that such delay or failure is caused by a force or event beyond the control of such party, including but not limited to, war, embargoes, strikes, governmental restrictions, fire, flood, or other Acts of God; provided, however, that BEL shall use reasonable efforts to re-establish its performance of services in such an event.

Section VII: Miscellaneous

1.	Disclaimer

URGP acknowledges that BEL will provide professional services hereunder and that the Services to be provided by BEL are based upon information supplied by both BEL and URGP.

2.	Modification and Waiver

No modification of this Agreement shall be deemed effective unless in writing and signed by each of the parties hereto, and no waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of such waiver is sought.

3.	Descriptive Headings

The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

4.	Independent Contractor

BEL’s status hereunder is that of an independent contractor, and BEL has no authority to bind or act on behalf of URGP except as otherwise specifically stated herein.  BEL or its employees, agents, subcontractors or affiliates shall be responsible for the payment of any and all taxes applicable to its performance hereunder and shall not be entitled to any employee benefit plan or arrangement of URGP.

5.	Generic Drug Enforcement Act of 1992

BEL represents that it has never been debarred or convicted of a crime for which a person can be debarred, under Section 335a or 335b of the Generic Drug Enforcement Act of 1992 (Section 335a or 335b).  BEL further represents that it has never been threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 335a or b.  BEL agrees to promptly notify URGP in the event of any such debarment, conviction, threat or indictment.

6.	Notices

Any notice, demand, request or other communications hereunder will be in writing and will be deemed sufficient when delivered personally or sent by facsimile (with prompt confirmation of receipt) or upon deposit in the U.S. mail, as first class mail, with postage prepaid, and addressed to the addresses set forth below

If to URGP:

Urigen Pharmaceuticals, Inc.
1700 North Broadway, Suite 330
Walnut Creek, CA 94596
Phone: +1.925.932.0116
Fax: +1.866.816.1107

If to BEL:
Dan Vickery, President
BioEnsemble, Ltd.,
7.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

8.	Survival

Sections IV and V hereof shall survive any expiration or termination of this Agreement.

9.	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. All disputes under this Agreement shall be adjudicated in the appropriate federal or state court of the State of New Jersey.

10.	Severability

If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable in a final non-appealable order, such holding shall in no way affect the validity of the remainder of this Agreement which shall nonetheless remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized representatives have executed this Agreement as of the date first above written.

For Urigen, Pharmaceuticals, Inc.	For BioEnsemble, Ltd.
By:	By:

/s/ Martin E. Shmagin	/s/ Dan Vickery
Martin E. Shmagin	Dan Vickery
Chief Financial Officer	President

EXHIBIT A: Description of Services

EXHIBIT B: Fee Schedule

Management Services:

Initial Period: In recognition of the entrepreneurial nature of URGP’s current business plan, BEL agrees to accept a reduced Fee.

MANAGEMENT FEES FOR THE 4 PROJECTS: For the first 9 months fees According to the following schedule:

July to November 2010:	$4,000/month, to be paid in equivalent amount in Shares based on market price, with a minimum of $0.10 share price.
December to March 2010:	$20,000/month, to be paid in equivalent amount in Shares based on market price, with a minimum of $0.10 share price.
April 2010 and following:	$20,000/month, to be paid 50% in cash & 50% in Shares based on market price, with a minimum of $0.10 share price.

Success Fee:

With respect to BELs duties to locate partners and/or buyers (see Exhibit A, paragraph (b)), BEL shall be entitled to a percentage of the value of the Invention which is sold, traded or otherwise transferred and/or a percentage of the amount invested by a partner or transferred to a partner.  It is agreed that the percentage to be paid BEL will be ten percent (5%) of the gross value of each sale, transfer or investment that occurs, excluding first internal and external angels rounds. This percentage payment is a separate payment and shall be in addition to the Management Services payment set forth above.

Payment:

Consistent with section III(2) BEL will invoice for Fees for work performed monthly, and payment will be made monthly in the amount invoiced by BEL.

Note:           This Exhibit B is governed by the terms of a Consulting Agreement in effect between URGP and BEL.  If any item in the exhibit is inconsistent with that Agreement, the terms of the exhibit will govern, but only for the services set forth in the exhibit.